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                                                                    EXHIBIT 12.1

                      THE AES CORPORATION AND SUBSIDIARIES

       Statement of Computation of Ratio of Earnings to Fixed Charges
                        (In millions, unaudited)

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
                                                     1997      1998          1999          2000        2001
Actual:
Computation of Earnings:

Income from continuing operations
   before income taxes                            $     380   $     676    $     549    $   1,178     $     697
Adjustment for undistributed equity earnings,
   net of distributions                                 (78)       (107)          72         (375)         (154)
Depreciation of previously capitalized
   interest                                               4           6            6            8            10
Fixed charges                                           375         630          848        1,616         2,024
Less:
   Capitalized interest                                 (67)        (79)        (104)        (207)         (295)
   Preference security dividend of
    consolidated subsidiary                              (2)         (4)          (6)          (8)           (8)
   Minority interest in pre-tax income of
    subsidiary that has not incurred fixed
    charges                                               -           -           (2)         (31)            -
                                                  ---------   ---------    ---------    ---------     ---------
Earnings                                          $     612   $   1,122    $   1,363    $   2,181     $   2,274
                                                  =========   =========    =========    =========     =========
Computation of Fixed Charges:
Interest expensed and amortization of
   issuance costs                                 $     306   $     547    $     700    $   1,347     $   1,661
Capitalized interest                                     67          79          104          207           295
Preference security dividend of
   consolidated subsidiary                                2           4            6            8             8
Interest expense included in rental expense               -           -           38           54            60
                                                  ---------   ---------    ---------    ---------     ---------
Fixed Charges                                     $     375   $     630    $     848    $   1,616     $   2,024
                                                  =========   =========    =========    =========     =========
Ratio of earnings to fixed charges                     1.63x       1.78x        1.61x        1.35x         1.12x

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